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Exhibit 23.3

[Letterhead of Dixon Hughes Goodman LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
SCBT Financial Corporation
Columbia, South Carolina

        We consent to the use of our reports dated March 9, 2012, with respect to the consolidated financial statements of SCBT Financial Corporation and Subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference, and to the reference to our firm under the caption "Experts" in the registration statement.

/s/ DIXON HUGHES GOODMAN LLP
Charlotte, North Carolina September 28, 2012

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  Exhibit 23.3
[Letterhead of Dixon Hughes Goodman LLP] CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM